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                                                            Exhibit 10.2.5

                                   Lodestar Energy, Inc.
                                    333 West Vine Street
                                         Suite 1700
                                    Lexington, KY 40507


                                                    May 14, 1998

Mr. Bill Potter
2400 Ridgewood Drive
Madisonville, KY 42431

          Re:  Net Worth Appreciation Participation Agreement

Dear Mr. Potter:

     This will confirm the understanding of Lodestar Energy, Inc., (the "Company"), with you with respect to your Net Worth Appreciation Participation, intended to constitute additional incentive compensation to you. This letter is a restatement of, and replaces in its entirety, a similar letter from Rencoal, Inc. to you dated March 14, 1997, and shall be deemed to have effect from March 14, 1997.

     1) Vesting - On April 30, 2000 provided that you continue to be continuously employed by the Company from the date hereof through that date, you shall receive a credit of three fourths of one percent (3/4%) and on each of April 30, 2001, and April 30, 2002, you shall receive an additional credit of one fourth of one percent (1/4%), provided that you are continuously employed by the Company to the said date, for a maximum credit, if you remain in the employ of the Company continuously through April 30, 2002 of one and one fourth percent (1 1/4%) ("Maximum Credit"). You shall not receive credit for any partial year, unless your employment terminates due to death or total disability, in which case you shall receive a credit of one fourth of one percent (1/4%) for the year in which such termination takes place, in addition to any other credit previously vested (up to said Maximum Credit of one and one fourth percent (1 1/4%).

     2) Cumulative Net Income Participation Benefit - Upon the termination of your employment by the Company (other than for cause), or your death or total disability while in

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our employment, you (or your designee or estate) shall be entitled to a payment ("Payment") equal to the product of (a) the total percentage credited to you under paragraph 1 (a maximum of one and one fourth percent (1 1/4%)) multiplied by (b) the "cumulative net income". The "cumulative net income" is the amount, if any, of the cumulative consolidated net income of the Company's parent, Lodestar Holdings, Inc., ("Holdings") available to its Common Stock, from March 14, 1997 through the end of either (at the Company's option) (x) its fiscal quarter immediately preceding the date of your termination or (y) the fiscal quarter in which your date of termination occurs. If there is no positive "cumulative net income" there shall be no payment. The determination of the independent public accountants for the Company as to the cumulative net income, made in accordance with generally accepted accounting principals, consistently applied, shall be conclusive. There shall be deducted from net income for each period any amount paid as dividends on the Common Stock of Holdings during such period. If your employment shall be terminated for cause at any time, you shall forfeit all rights to receive any Payment.

     3) Dividend Participation - If while you are employed by the Company, Holdings shall pay any cash dividend on its Common Stock, or Holdings or the Company pay management fees to The Renco Group, Inc. in excess of $1,200,000 per fiscal year, then the Company shall make a cash payment to you equal to the total amount of the cash dividend and management fees in excess of $1,200,000 per fiscal year multiplied by your Maximum Credit.

     4) Payment - The Payment shall be payable to you (or your designee or estate) in 40 equal quarterly installments, without interest, commencing three (3) months after the later of (x) the termination of your employment or
(y) your attaining 62 years of age, and at 3-month intervals thereafter, provided, however, that in the event of your death or permanent disability, rendering you unable to engage in your customary employment, the Payment, if it has not already commenced, will commence. The period during which the payments will be made is herein called the "Payment Period". You have advised us that your date of birth is 2/8/52.

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     5)   Payment Effect on Other Benefits - Any payments made to you pursuant to this agreement, whether as a result of dividend participation or otherwise, will not be counted as wages for the purpose of computing other benefits.

     6) Sale of Substantially All of Holdings Stock or Assets - If, while you shall be employed by the Company all or substantially all the stock or assets of Holdings shall be sold to a person who is not an affiliate of Ira Leon Rennert, or if The Renco Group, Inc. sells a controlling interest in Holdings, then, upon the closing of such sale, the Maximum Credit shall be deemed to be vested, and you shall be entitled to receive, as payment in full of your participation, your pro rata share one and one fourth percent (1 1/4%) of the "net proceeds" of the sale available for Holdings Common Stock, in kind, on the same terms and conditions as Holdings or its shareholder is being paid. "Net proceeds", for purposes hereof, shall mean the amount, if any, by which the proceeds of the sale after deducting all expenses of the sale, all applicable taxes, all liabilities retained by the seller and all amounts to which holders of preferred stock are entitled exceeds the consolidated net worth applicable to the Common Stock of Holdings on March
14, 1997. Except for such payment, neither you nor this Company shall have any further rights or liabilities hereunder.

     7) Condition Precedent - Non Compete and Confidentiality - You shall comply with the following provisions as a condition precedent to your right to receive Payments:

          (a) You acknowledge that, by reason of your employment by the Company, you will have continuing access to and knowledge of company confidential information and that improper use or revelation of same by you during or after the termination of your employment by the Company could cause serious injury to the business of the Company. Accordingly, you agree that you will forever keep secret and inviolate all company confidential information which shall have come or shall hereafter come into your possession, and that you will not use the same for your own private benefit, or directly or indirectly for the benefit of others, and that you will not disclose such company confidential information to any other person.

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          (b)  You agree you will not (whether as an officer, director, partner, proprietor, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the coal business, or in any other business in which the Company is engaged, or proposed to engage, at the time of the termination of your employment.

     8) Notices - Any notice to be sent pursuant hereto shall be sent by hand, certified or registered mail or overnight service to you, at the address indicated above and to the Company, c/o The Renco Group, Inc., 30 Rockefeller Plaza, New York, New York 10112, to the attention of Ira Leon Rennert, or to any other address which any of us may designate by notice in writing.

     Please confirm that the foregoing correctly sets forth our full agreement with respect to the subject matter contained herein by signing and returning the enclosed copy of this letter.

                                   Very truly yours,

                                   LODESTAR ENERGY, INC.

                                   By: /s/ Ira Leon Rennert
                                      -----------------------------------
                                      Ira Leon Rennert
                                      Chairman of the Board


CONFIRMED AND AGREED TO:

/s/ Bill Potter
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Mr. Bill Potter
2400 Ridgewood Drive
Madisonville, KY 42431





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